Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107500 and 333-117678) pertaining to the Danaher Corporation & Subsidiaries Retirement and Savings Plan of our report dated June 20, 2008, with respect to the financial statements and schedule of the Danaher Corporation & Subsidiaries Retirement and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

McLean, Virginia

June 20, 2008